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SYNBIOTICS CORPORATION                                             EXHIBIT 11.1
                                                                   ------------

COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                       THREE MONTHS ENDED               NINE MONTHS ENDED
                                                          SEPTEMBER 30,                    SEPTEMBER 30,
                                                          -------------                    -------------
                                                       1995          1994               1995          1994
                                                       ----          ----               ----          ----
PRIMARY EARNINGS (LOSS) PER SHARE:

Net income (loss) per statement of operations     $   (854,000) $   1,188,000     $    880,000    $    323,000
                                                  ============  =============     ============    ============

Weighted average number of shares outstanding        5,809,000      5,824,000        5,827,000       5,857,000
                                                  ============  =============     ============    ============

Primary earnings (loss) per share                 $       (.15) $         .20     $        .15    $        .06
                                                  ============  =============     ============    ============

FULLY DILUTED EARNINGS (LOSS) PER SHARE:/(1)/

Net income (loss) per statement of operations     $   (854,000) $   1,188,000     $    880,000    $    323,000
                                                  ============  =============     ============    ============

Reconciliation of weighted average number of shares per primary computation above, to amount used for fully diluted computation:

Weighted average number of shares outstanding,
 per primary computation                             5,809,000      5,824,000        5,827,000       5,857,000
                                                  ------------   ------------     ------------    ------------
Add-effect of outstanding options (as determined
 by the application of the treasury method)             54,000                           7,000           8,000
                                                  ------------   ------------     ------------    ------------

Weighted average number of shares, as adjusted       5,863,000      5,824,000        5,834,000       5,865,000
                                                  ============  =============     ============    ============

Fully diluted earnings (loss) per share           $       (.15) $         .20     $        .15    $        .06
                                                  ============  =============     ============    ============

/(1)/ This computation is submitted, for the three month period ended September
      30, 1995, in accordance with Regulation S-B Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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